Exhibit 99.1

NEWS RELEASE
Fargo Electronics, Inc.
6533 Flying Cloud Drive
Minneapolis, Minnesota 55344 USA

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Paul Stephenson
952-941-9470, ext. 142
E-mail: Paul.Stephenson@fargo.com

International Antitrust Filing Periods Expire in Proposed Merger of Fargo and HID

Minneapolis, MN (July 19, 2006) – Fargo Electronics, Inc. (NASDAQ: FRGO) announced that the antitrust filing periods in the foreign countries reviewing the proposed merger between Fargo and ASSA ABLOY’s HID Global Corporation have expired without challenge, ending the antitrust review of proposed merger.  Fargo previously announced that on June 22, 2006 the staff of the Federal Trade Commission granted Fargo the early termination of the Hart Scott Rodino Act waiting period, ending its review of the proposed merger.

Fargo will hold a Special Meeting of Shareholders on August 3, 2006 to allow shareholders to vote on the proposed merger.

About Fargo

Founded in 1974, Fargo Electronics is a global leader in the development of secure technologies for identity card issuance systems, including secure card printer/encoders, materials and software. The company has sold more than 120,000 systems in the U.S. and over 80 other countries worldwide. Fargo card issuance systems reduce vulnerabilities and potential for loss of time, money and lives by continually improving the security of identity credentials. Fargo provides physical, information, and transaction security for a wide variety of applications and industries, including government, corporate, national IDs, drivers’ licenses, universities, schools and membership. Based in Minneapolis, MN., Fargo markets its products through a global distribution network of professional security integrators. For more information about Fargo, visit www.fargo.com.

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